Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Fourth Quarter
and Full Year 2018 Results

Quarterly Highlights

•
Reported EPS for Q418 was a loss of $1.39 versus a loss of $0.34 for Q318 primarily due to the impact of a $12.0 million loan loss provision associated with efforts to significantly improved asset quality and $11.4 million of tax expense to establish a temporary valuation allowance to fully reserve against deferred tax assets

•	Diluted operating EPS for Q418 was a loss of $0.66 versus a loss of $0.08 in Q318

•	Bank level Classified Assets to Capital declined sequentially to 29% at Q418 from 45% at Q318 and pro forma for classified loans marked for sale to 17% at Q418.

•	FTE net interest margin increased 42 bps sequentially to 4.35% due to 33 bps of accelerated loan accretion and improving yields investments

•	Funding costs remain below market averages at 54 bps with Core Deposits a strong 88% of $1.5 billion Total Deposits

•	Tangible common equity to tangible assets at 12/31/18 was 8.0%

LAFAYETTE, LA., January 30, 2019/BusinessWire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $23.1 million for the fourth quarter of 2018, compared to net loss available to common shareholders of $11.3 million reported for the fourth quarter of 2017 and $5.7 million in net loss available to common shareholders for the third quarter of 2018. The fourth quarter of 2018 included an after-tax charge of $3.9 million for regulatory remediation costs, a $11.4 million tax-related charge for the establishment of a valuation allowance to fully reserve against net deferred tax assets given the company’s cumulative pretax loss position. For comparison purposes, the third quarter of

2018 included a non-recurring after-tax expense of $4.3 million for regulatory remediation costs. Excluding these non-operating expenses, a loss of $0.66 per diluted share was reported for the fourth quarter of 2018, compared to diluted loss per common share of $0.08 for the third quarter of 2018 and $0.15 for the fourth quarter of 2017.

Jim McLemore, President and CEO, remarked, "This quarter, we took important actions to accelerate MidSouth's improvement in asset quality and to set the stage for an expected return to operating profitability for the full year 2019. We also concluded some very extensive remediation projects that contribute to a renewed culture of prudent risk management in our organization. Combined with strong capital, ample liquidity, and experienced banking professionals, MidSouth will continue our tradition of valuable service to our communities and clients.”

Asset Quality Improvements
Mr. McLemore continued, “The quarter’s improvement in asset quality was remarkable as classified assets as a percentage of capital at the bank was reduced to 29% from 45% last quarter, primarily as the result of the payoff of two of our largest non-performing loans. We also anticipate selling approximately $20 million of other classified loans and have marked these loans accordingly. On a pro-forma basis, after reflecting the completion of this sale, classified assets as a percentage of capital would be 17%.”

Strong Liquidity and Capital
“At the same time as we’ve significantly reduced risk and improved processes in the credit, operational and compliance areas of the bank, we’ve also built very strong liquidity levels and have maintained strong capital levels. Basic surplus, our primary measure of liquidity, stood at 23% at year-end 2018, which is almost double the level of 12% at year-end 2017. Tangible common equity as a percent of tangible assets was roughly 8.0% at year end.”

Corporate Governance
“In 2018, we made a very focused effort to improve our corporate governance through the addition of talented and experienced new board members as well as through improving our other governance processes. This quarter we took steps to significantly enhance out board, including the addition of Bill Grant as a new director and also seeking regulatory approval for John Heffern and Ryan Medo to join our board.”

Remediation Efforts
Mr. McLemore concluded, “At the end of the fourth quarter, we completed the last of the remediation projects and associated spend we identified in our second quarter 2018 earnings release. The spend for 2018 was $19.7 million, within our range of guidance at mid-year. We do not expect any significant remediation spend in 2019. Through the process of 2018’s significant remediation efforts and leadership changes, we have reduced risk and significantly improved all major processes of the bank. These include corporate governance, loan portfolio management, problem asset management, loan and deposit operations, technology platforms, risk management and compliance.”

Balance Sheet
Consolidated assets decreased 7.3% to $1.7 billion at December 31, 2018 from $1.9 billion at December 31, 2017 and 3.9% from $1.8 billion at September 30, 2018. Our stable core deposit base, which excludes time deposits, totaled $1.3 billion at December 31, 2018 and September 30, 2018 and accounted for 87.6% and 87.7% of deposits at December 31, 2018 and September 30, 2018, respectively. Net loans totaled $882 million at December 31, 2018, compared to $938 million at September 30, 2018 and $1.2 billion at December 31, 2017. In an effort to further reduce classified assets, classified loans totaling $20.4 million were transferred to held for sale during the fourth quarter of 2018.

MidSouth’s Tier 1 leverage capital ratio was 11.45% at December 31, 2018, compared to 12.53% at September 30, 2018. Tier 1 risk-based capital and total risk-based capital ratios were 17.79% and 19.04% at December 31, 2018, respectively, compared to 19.09% and 20.35% at September 30, 2018, respectively. Tier 1 common equity to total risk-weighted assets at December 31, 2018 was 12.20%, compared to 13.78% at September 30, 2018. Tangible common equity totaled $135.6 million at December 31, 2018, compared to $155.6 million at September 30, 2018.

Tangible book value per share at December 31, 2018 was $8.20 compared to $9.35 at September 30, 2018.

Asset Quality

Nonperforming assets totaled $30.5 million at December 31, 2018, including $20.4 million of loans transferred to held for sale, a decrease of $22.0 million compared to $52.5 million reported at September 30, 2018. The decrease is primarily attributable to the payoffs/paydowns of $9.8 million of non-accrual loans and the charge-off of $14.5million of non-accrual loans. Allowance coverage for nonperforming loans increased to 195.40% at December 31, 2018, compared to 47.49% at September 30, 2018. The ALLL/total loans ratio was 1.94% at December 31, 2018 and 2.54% at September 30, 2018. The ratio of annualized net charge-offs to total loans increased to 8.45% for the three months ended December 31, 2018 compared to 1.40% for the three months ended September 30, 2018 due to the payoffs of two large credits and anticipated loan sale.
Total nonperforming assets to total loans plus ORE and other assets repossessed was 3.39% at December 31, 2018 compared to 5.45% at September 30, 2018. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) totaled $1.3 million at December 31, 2018 compared to $896,000 at September 30, 2018. Also included in nonperforming assets at December 31, 2018 was $20.4 million of classified loans transferred to held for sale. Total classified assets, including ORE, were $51.2 million at December 31, 2018 compared to $91.6 million at September 30, 2018. The balance of classified loans decreased as a result of principal reductions through payoffs and/or pay-downs in the amount $11.8 million in addition to charge-offs of $19.2 million at December 31, 2018. As a part of the anticipated loan sale, there were classified loans transferred to loans held for sale at fair value, resulting in $11.9 million in charge-offs which also contributed to the decline in classified assets. These decreases were partially offset by downgrades to classified loans of $4.5 million during the quarter. The classified to capital ratio at MidSouth Bank was 29% at December 31, 2018 versus 45% at September 30, 2018.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Fourth Quarter 2018 vs. Third Quarter 2018 Earnings Comparison
MidSouth reported a net loss available to common shareholders of $23.1 million for the three months ended December 31, 2018, compared to net loss available to common shareholders of $5.7 million for the three months ended September 30, 2018. Revenues from consolidated operations increased $438,000 in sequential-quarter comparison from $21.6 million to $22.0 million. Net interest income increased $777,000 primarily due to the acceleration of $726,000 in accretion income from the PSB Financial Corporation acquisition after determination that it would be more conservative to remove the nominal discount remaining from these acquired loans that undergo quarterly cash flow re-estimations and instead include these loans with the quarterly allowance for loan losses calculation. Finally, noninterest income decreased $339,000 in sequential-quarter comparison.

The fourth quarter of 2018 included non-operating expenses totaling $5.0 million for regulatory remediation costs. The third quarter of 2018 included a non-recurring charge of $5.5 million of regulatory remediation costs. Excluding these non-operating expenses, noninterest expense increased $1.7 million in sequential-quarter comparison and consisted primarily of a $1.1 million increase in salaries and benefits given continued investment in staffing for compliance and an $800,000 increase in legal and professional fees offset by a $100,000 decline in marketing and FDIC premiums. The increase in legal and professional fees is primarily due to increased outsourcing expenses to enhance risk management as well as increased legal fees to resolve credit quality issues. The provision for loan losses increased $7.7 million in sequential-quarter comparison. A $11.4 million tax-related charge was recorded during the fourth quarter of 2018 associated with the establishment of a valuation reserve against the net deferred tax assets. Excluding this adjustment, we recorded an income tax expense of $7.6 million for the fourth quarter of 2018, compared to an income tax benefit of $1.4 million for the third quarter of 2018.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund totaled $720,000 for the fourth quarter of 2018 based on a dividend rate of 9%, unchanged from $720,000 for the third quarter of 2018. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation totaled $90,000 for the three months ended December 31, 2018 and September 30, 2018.

Fully taxable-equivalent (“FTE”) net interest income increased $780,000 in sequential-quarter comparison, primarily due to an increase in interest income on investment securities of $801,000. Interest income on loans was flat at $14.6 million despite a $76.3 million decline in average balances as loan yields increased 44 bps from 5.72% to 6.16%. Higher yields reflected increased loan rates in addition to management’s recognition of the remaining PSB accretion discounts into income. Excluding these purchase accounting adjustments, the loan yield increased 13 bps, from 5.72% to 5.85% during the same period. The average yield on investment securities increased 60 basis points, from 2.56% to 3.16% as a result of opportunistic purchases at higher yields which increased average balances by $28.1 million. The average yield on total earning assets increased 48 bps for the same period, from 4.40% to 4.88%, respectively. The FTE net interest margin increased 42 bps in sequential-quarter comparison, from 3.93% for the third quarter of 2018 to 4.35% for the fourth quarter of 2018. Excluding purchase accounting adjustments, the FTE net interest margin increased 11 bps, from 3.93% for the third quarter of 2018 to 4.04% for the fourth quarter of 2018.

Fourth Quarter 2018 vs. Fourth Quarter 2017 Earnings Comparison
MidSouth reported a net loss available to common shareholders of $23.1 million for the three months ended December 31, 2018, compared to net loss available to common shareholders of $11.3 million for the three months ended December 31, 2017. Revenues from consolidated operations decreased $3.5 million in quarterly comparison, from $25.5 million for the three months ended December 31, 2017 to $22.0 million for the three months ended December 31, 2018. Net interest income decreased $2.2 million in quarterly comparison, resulting from a $1.6 million decrease in interest income primarily driven by lower loan levels, in addition to higher interest expense of $0.6 million reflecting the impact of higher interest rates, partially offset by $726,000 acceleration of accretion income from the PSB acquisition. Operating noninterest income decreased $1.3 million in quarterly comparison.

Excluding non-operating expenses of $5.0 million of remediation costs for the fourth quarter of 2018 and $7.8 million for the fourth quarter of 2017, which included $1.8 million of remediation costs, $6.0 million of expenses for loans held for sale, noninterest expenses increased $1.8 million in quarterly comparison and consisted primarily of a $1.2 million increase in salaries and employee benefits costs and a $2.0 million increase in legal and professional fees offset by declines in other noninterest expenses. The provision for loan losses increased $1.4 million in quarterly comparison, from $10.6 million for the three months ended December 31, 2017 to $12.0 million for the three months ended December 31, 2018. Excluding the $11.4 million tax-related charge recorded during the fourth quarter of 2018 associated with the establishment of a valuation reserve against the net deferred tax assets and the $3.6 million tax-related charge recorded in connection with the Tax Act during the fourth quarter of 2017, we recorded an income tax expense of $7.6 million for the fourth quarter of 2018, compared to income tax expense of $4.1 for the fourth quarter of 2017.

Dividends on preferred stock totaled $810,000 for the three months ended December 31, 2018 and for the three months ended December 31, 2017. Dividends on the Series B Preferred Stock were $720,000 for the fourth quarter of 2018, unchanged from $720,000 for the fourth quarter of 2017. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended December 31, 2018 and December 31, 2017.

FTE net interest income decreased $2.2 million in prior year quarterly comparison. Interest income on loans decreased $3.5 million primarily due to a $294.3 million decline in average loans given ongoing efforts to reduce problem loans and slower loan originations due to efforts to shore up operational issues. Excluding the impact of the purchase accounting adjustment of $726,000, average loan yields increased 8 basis points in prior year quarterly comparison, from 5.77% to 5.85%.

Investment securities totaled $475.5 million, or 27.2% of total assets at December 31, 2018, versus $390.2 million, or 20.8% of total assets at December 31, 2017. The investment portfolio had an effective duration of 3.0 years and a net unrealized loss of $6.2 million at December 31, 2018. FTE interest income on investments increased $696,000 in prior year quarterly comparison. The average volume of investment securities increased $16.2 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities increased 47 basis points, from 2.69% to 3.16%.

The average yield on all earning assets increased 9 basis points in prior year quarterly comparison, from 4.79% for the fourth quarter of 2017 to 4.88% for the fourth quarter of 2018. Excluding the impact of purchase accounting adjustments, the average yield on total earning assets decreased 69 basis points, from 4.72% to 4.17% for the three-month periods ended

December 31, 2017 and 2018, respectively, primarily due to the $294.3 million decline in average loans.

Interest expense increased $614,000 in prior year quarterly comparison primarily due to a $573,000 increase in interest expense on deposits and a $77,000 increase in interest expense on junior subordinated debt, which were partially offset by a $49,000 decrease in interest expense on repurchase agreements. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.52% for the three months ended December 31, 2018 and 0.47% for the three months ended December 31, 2017.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 12 basis points, from 4.47% for the fourth quarter of 2017 to 4.35% for the fourth quarter of 2018.

2018 vs 2017 Earnings Comparison
MidSouth reported a net loss available to common shareholders of $30.8 million for the year ended December 31, 2018, compared to net loss available to common shareholders of $15.0 million for the year ended December 31, 2017. 2017 net earnings included $347,000 of gain on sales of securities and $744,000 of gain on sale of branches. Excluding these non-operating revenues, revenues from consolidated operations decreased $7.7 million in year-over-year comparison, from $95.3 million for the year ended December 31, 2017 to $87.6 million for the year ended December 31, 2018. Net interest income decreased $6.6 million in year-over-year comparison, resulting from a $5.1 million decrease in interest income, in addition to a $1.5 million increase in interest expense. Operating noninterest income decreased $1.1 million in year-over-year comparison primarily due to a $1.9 million decrease in service charges partially offset by $1.2 million in increases for ATM/debit card income.

Excluding non-operating expenses of $21.4 million for the year ended December 31, 2018 and $11.5 million for the year ended December 31, 2017, noninterest expenses increased $2.0 million in year-over-year comparison primarily due to increases in legal and professional fees associated with working down our problem assets. The provision for loan losses decreased $13.5 million in year-over-year comparison, from $30.2 million for the year ended December 31, 2017 to

$16.7 million for the year ended December 31, 2018 . Excluding the $3.6 million charge recorded in connection with the Tax Act during the fourth quarter of 2017, and the $11.4 million charge recorded in conjunction with the establishment of a valuation reserve against the net deferred tax asset in 2018, a $6.2 million income tax benefit was reported for the year ended December 31, 2017, compared to income tax benefit of $5.4 million for the year ended December 31, 2018.

In year-to-date comparison, FTE net interest income decreased $7.1 million primarily due to a $8.2 million decrease in interest income on loans and a $1.5 million increase in interest expense, offset by increased income from interest bearing deposits at other banks. The average volume of investment securities decreased $30.0 million in year-over-year comparison, and the average yield on investment securities increased 1 bps for the same period. The average volume of loans decreased $197 million in year-over-year comparison, and the average yield on loans increased 25 bps, from 5.47% to 5.72%, including 7 bps of yield due to the acceleration of loan accretion income. The average yield on earning assets decreased 7 basis points in year-over-year comparison, from 4.59% at December 31, 2017 to 4.52% at December 31, 2018.

Interest expense increased $1.5 million in year-over-year comparison. Increases in interest expense included a $1.8 million increase in interest expense on deposits and a $195,000 increase in interest expense on junior subordinated debentures. These increases were partially offset by an $587,000 decrease in interest expense on repurchase agreements. The average rate paid on interest-bearing liabilities was 0.65% for the year ended December 31, 2018, compared to 0.48% for the year ended December 31, 2017. The FTE net interest margin decreased 17 basis points, from 4.25% for the year ended December 31, 2017 to 4.08% for the year ended December 31, 2018.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.7 billion as of December 31, 2018. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 48 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Non-GAAP Financial Measures
This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude charges that are not considered part of recurring operations. Non-GAAP measures in this press release include, but are not limited to, descriptions such as “operating net income,” “operating earnings (loss) per share,” “tangible book value per common share,” “operating return on average common equity,” “operating return on average assets,” and “operating efficiency ratio.” In addition, this press release, consistent with SEC Industry Guide 3, presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. MidSouth believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included with the accompanying financial statement tables.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding expected future financial results, and remediation expenses, expected completion of regulatory remediation projects, our ability to return to profitability, expected loan sales and the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and measured growth. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.

These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our strategic initiatives and regulatory remediation efforts; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives and regulatory remediation efforts; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of the Company to comply with the terms of the formal agreement and the consent order with the Office of the Comptroller of the Currency; risk of noncompliance with and further enforcement actions regarding the Bank Secrecy Act and other anti-money laundering statues and regulations; credit losses due to loan concentration, particularly our energy lending and commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose additional enforcement actions or conditions on our operations, required additional regulatory remediation efforts or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Total interest income	$19,340	$18,436	$18,739	$18,997	$20,955
Total interest expense	2,097	1,970	1,814	1,627	1,483
Net interest income	17,243	16,466	16,925	17,370	19,472
FTE net interest income	17,318	16,538	16,998	17,454	19,566
Provision for loan losses	12,000	4,300	440	—	10,600
Non-interest income	4,751	5,090	4,882	4,829	6,028
Non-interest expense	24,693	23,527	22,273	21,873	25,944
(Loss) earnings before income taxes	(14,699)	(6,271)	(906)	326	(11,044)
Income tax (benefit) expense	7,610	(1,373)	(237)	(34)	(540)
Net (loss) earnings	(22,309)	(4,898)	(669)	360	(10,504)
Dividends on preferred stock	810	810	810	810	810
Net (loss) earnings available to common shareholders	$(23,119)	$(5,708)	$(1,479)	$(450)	$(11,314)

PER COMMON SHARE DATA
Basic (loss) earnings per share	(1.39)	(0.34)	(0.09)	(0.03)	(0.69)
Diluted (loss) earnings per share	(1.39)	(0.34)	(0.09)	(0.03)	(0.69)
Diluted (loss) earnings per share, operating (Non-GAAP)(*)	(0.66)	(0.08)	0.17	0.21	(0.15)
Quarterly dividends per share	0.01	0.01	0.01	0.01	0.01
Book value at end of period	10.83	12.05	12.50	12.62	12.87
Tangible book value at period end (Non-GAAP)(*)	8.20	9.35	9.78	9.89	10.11
Market price at end of period	10.60	15.40	13.25	12.65	13.25
Shares outstanding at period end	16,641,017	16,641,105	16,619,894	16,621,811	16,548,829
Weighted average shares outstanding:
Basic	16,640,174	16,557,664	16,525,571	16,495,438	16,460,124
Diluted	16,640,174	16,557,664	16,525,571	16,495,438	16,460,124
AVERAGE BALANCE SHEET DATA
Total assets	$1,791,990	$1,830,834	$1,860,906	$1,860,070	$1,907,735
Loans and leases	944,545	1,020,834	1,109,371	1,159,671	1,238,846
Total deposits	1,476,211	1,503,528	1,514,321	1,495,907	1,513,156
Total common equity	202,796	209,010	210,291	214,183	228,386
Total tangible common equity(*)	158,083	164,020	165,024	168,629	182,568
Total equity	243,768	249,997	251,278	255,170	269,373
SELECTED RATIOS
Annualized return on average assets, operating(*)	(1.70)%	(0.30)%	0.59%	0.76%	(0.17)%
Annualized return on average common equity, operating(*)	(15.06)%	(2.60)%	5.22%	6.59%	(1.40)%
Annualized return on average tangible common equity, operating(*)	(19.34)%	(3.31)%	6.65%	8.37%	(1.75)%
Efficiency ratio, operating(*)	89.37%	83.36%	77.38%	75.57%	69.14%
Average loans to average deposits	63.98%	67.90%	73.26%	77.52%	81.87%
Tier 1 leverage capital ratio	11.45%	12.53%	12.71%	12.80%	12.53%
CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	1.94%	2.54%	2.22%	2.23%	2.27%
Nonperforming assets to tangible equity + ALLL	6.44%	23.75%	32.99%	36.86%	24.35%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	1.12%	5.45%	7.07%	7.47%	4.83%
Annualized QTD net charge-offs to total loans	8.45%	1.40%	0.87%	0.54%	2.94%
(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Assets
Cash and cash equivalents	$205,371	$302,888	$278,776	$211,486	$152,964
Securities available-for-sale	437,754	352,606	308,937	293,970	309,191
Securities held-to-maturity	37,759	64,893	67,777	73,255	81,052
Total investment securities	475,513	417,499	376,714	367,225	390,243
Other investments	16,614	16,508	14,927	12,896	12,214
Loans held for sale	23,876	—	—	1,117	15,737
Total loans	899,785	962,743	1,057,963	1,137,255	1,183,426
Allowance for loan losses	(17,430)	(24,450)	(23,514)	(25,371)	(26,888)
Loans, net	882,355	938,293	1,034,449	1,111,884	1,156,538
Premises and equipment	55,382	56,006	56,834	57,848	59,057
Goodwill and other intangibles	44,580	44,856	45,133	45,409	45,686
Deferred Tax Asset	11,373	8,452	6,659	4,854	5,932
Deferred Tax Asset Valuation Allowance	(11,373)	—	—	—	—
Other assets	39,707	41,752	45,425	45,036	42,781
Total assets	$1,743,398	$1,826,254	$1,858,917	$1,857,755	$1,881,152

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$383,167	$425,696	$419,517	$427,504	$416,547
Interest-bearing deposits	1,068,904	1,083,433	1,103,503	1,076,433	1,063,142
Total deposits	1,452,071	1,509,129	1,523,020	1,503,937	1,479,689
Securities sold under agreements to repurchase	11,220	13,676	14,886	33,026	67,133
Short-term FHLB advances	27,500	27,500	27,500	27,500	40,000
Long-term FHLB advances	—	6	10,011	10,016	10,021
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	8,450	12,325	12,661	10,272	8,127
Total liabilities	1,521,408	1,584,803	1,610,245	1,606,918	1,627,137
Total shareholders' equity	221,990	241,451	248,672	250,837	254,015
Total liabilities and shareholders' equity	$1,743,398	$1,826,254	$1,858,917	$1,857,755	$1,881,152

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Consolidated Statements of Operation (unaudited)
(in thousands except per share data)

	Three Months Ended					Twelve Months
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	12/31/2018	12/31/2017
Interest income:
Loans, including fees	$14,536	$14,590	$15,344	$16,015	$18,026	$60,485	$68,708
Investment securities	3,230	2,429	2,370	2,363	2,515	10,392	10,678
Other interest income	1,574	1,417	1,025	619	414	4,635	1,237
Total interest income	19,340	18,436	18,739	18,997	20,955	75,512	80,623
Interest expense:
Deposits	1,670	1,602	1,410	1,238	$1,097	5,920	4,099
Securities sold under agreement to repurchase	17	16	25	40	65	98	685
FHLB borrowings	135	81	120	129	122	465	412
Other borrowings	275	271	259	220	198	1,025	830
Total interest expense	2,097	1,970	1,814	1,627	1,482	7,508	6,026
Net interest income	17,243	16,466	16,925	17,370	19,472	68,004	74,597
Provision for loan losses	12,000	4,300	440	—	10,600	16,740	30,200
Net interest income after provision for loan losses	5,243	12,166	16,485	17,370	8,872	51,264	44,397
Noninterest income:
Service charges on deposit accounts	1,414	2,159	2,065	2,206	2,385	7,844	9,724
Gain (loss) on securities, net	—	—	—	—	—	—	347
Gain (Loss) on equity Securities, other investments	20	(16)	(51)	—	—	(47)	—
ATM and debit card income	2,624	1,796	1,877	1,784	1,756	8,081	6,912
Other charges and fees	693	1,151	991	839	1,887	3,674	4,798
Total noninterest income	4,751	5,090	4,882	4,829	6,028	19,552	21,781
Noninterest expense:
Salaries and employee benefits	8,895	7,762	7,916	7,719	7,729	32,292	32,377
Occupancy expense	3,186	3,077	3,193	3,045	3,357	12,501	13,851
ATM and debit card	678	653	648	576	633	2,555	2,721
Legal and professional fees	3,457	2,543	1,100	1,689	1,448	8,789	3,319
FDIC premiums	302	360	507	430	297	1,599	1,572
Marketing	285	344	281	195	353	1,105	1,197
Corporate development	347	274	248	237	258	1,106	1,016
Data processing	828	730	666	665	712	2,889	2,640
Amortization of core deposit intangibles	276	277	276	277	276	1,106	1,106
Remediation expense	4,970	5,502	5,323	3,926	1,772	19,721	2,628
Other non-interest expense	1,469	2,005	2,115	3,114	9,109	8,703	18,110
Total noninterest expense	24,693	23,527	22,273	21,873	25,944	92,366	80,537
Earnings (loss) before income taxes	(14,699)	(6,271)	(906)	326	(11,044)	(21,550)	(14,359)
Income tax (benefit)/expense	7,610	(1,373)	(237)	(34)	(540)	5,966	(2,598)
Net (loss) earnings	(22,309)	(4,898)	(669)	360	(10,504)	(27,516)	(11,761)
Dividends on preferred stock	810	810	810	810	810	3,240	3,242
Net (loss) earnings available to common shareholders	$(23,119)	$(5,708)	$(1,479)	$(450)	$(11,314)	$(30,756)	$(15,003)
(Loss) earnings per common share, diluted	$(1.39)	$(0.34)	$(0.09)	$(0.03)	$(0.69)	$(1.85)	$(1.06)
Operating (loss) earnings per common share, diluted (Non-GAAP)(*)	$(0.66)	$(0.08)	$0.17	$0.21	$(0.15)	$(0.37)	$(0.27)
(*) See reconciliation of Non-GAAP financial measures.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loans, Deposits and Asset Quality (unaudited)
(in thousands)
	December 30,	September 30,	June 30,	March 31,	December 30,
COMPOSITION OF LOANS	2018	2018	2018	2018	2017
Commercial, financial, and agricultural	$267,340	$294,971	$354,944	$401,048	$435,207
Real estate - construction	89,621	90,444	98,108	94,679	90,287
Real estate - commercial	368,449	394,416	414,526	438,779	448,406
Real estate - residential	130,320	136,151	141,104	145,671	146,751
Consumer and other	43,506	46,169	48,649	56,386	62,043
Lease financing receivable	549	592	632	692	732
Total loans	$899,785	$962,743	$1,057,963	$1,137,255	$1,183,426

	December 30,	September 30,	June 31,	March 31,	December 31,
COMPOSITION OF DEPOSITS	2018	2018	2018	2018	2017
Noninterest bearing	$383,167	$425,696	$419,517	$427,504	$416,547
NOW & other	400,625	442,487	461,726	459,394	434,646
Money market/savings	488,181	454,867	466,711	441,801	446,215
Time deposits of less than $100,000	121,703	125,363	111,758	113,665	116,309
Time deposits of $100,000 or more	58,395	60,716	63,308	61,573	65,972
Total deposits	$1,452,071	$1,509,129	$1,523,020	$1,503,937	$1,479,689

	December 30,	September 30,	June 30,	March 31,	December 31,
ASSET QUALITY DATA	2018	2018	2018	2018	2017
Nonaccrual loans	$8,920	$51,476	$73,538	$82,275	$49,278
Loans past due 90 days and over and accruing	—	7	3	1	728
Total nonperforming loans	8,920	51,483	73,541	82,276	50,006
Nonperforming loans held for sale	20,441	—	—	808	5,067
Other real estate	1,067	1,022	1,365	1,803	2,001
Other repossessed assets	55	—	—	194	192
Total nonperforming assets	$30,483	$52,505	$74,906	$85,081	$57,266
Troubled debt restructurings, accruing	$1,334	$896	$1,010	$1,153	$1,360
Nonperforming assets to total assets	1.75%	2.88%	4.03%	4.58%	3.04%
Nonperforming assets to total loans	3.39%	5.45%	7.07%	7.47%	4.83%
ALLL to nonperforming loans	195.40%	47.49%	31.97%	30.84%	53.77%
ALLL to total loans	1.94%	2.54%	2.22%	2.23%	2.27%
Quarter-to-date charge-offs	19,277	4,339	2,801	1,836	8,931
Quarter-to-date recoveries	258	974	505	319	166
Quarter-to-date net charge-offs	19,019	3,365	2,296	1,517	8,765
Annualized QTD net charge-offs to total loans	8.45%	1.40%	0.87%	0.54%	2.94%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	December 31, 2018	December 31, 2017

Total equity	$221,990	$254,015
Less preferred equity	40,972	40,988
Total common equity	181,018	213,027
Less goodwill	42,171	42,171
Less intangibles	2,409	3,515
Tangible common equity	$136,438	$167,341

Total assets	$1,743,398	$1,881,152
Less goodwill	42,171	42,171
Less intangibles	2,409	3,515
Tangible assets	$1,698,818	$1,835,466

Tangible common equity to tangible assets	8.03%	9.12%

REGULATORY CAPITAL

Common equity tier 1 capital	$137,991	$171,161
Tier 1 capital	201,130	233,648
Total capital	215,310	251,456

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.20%	12.10%
Tier 1 risk-based capital ratio	17.79%	16.51%
Total risk-based capital ratio	19.04%	17.77%
Tier 1 leverage ratio	11.45%	12.53%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2018			September 30, 2018			June 30, 2018			March 31, 2018			December 31, 2017

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Taxable securities	$375,467	$2,950	3.14%	$347,205	$2,156	2.48%	$340,080	$2,093	2.46%	$334,419	$2,047	2.45%	$348,267	$2,161	2.48%
Tax-exempt securities (*)	43,010	355	3.30%	43,151	345	3.20%	43,858	351	3.20%	50,550	400	3.17%	53,998	448	3.32%
Total investment securities	418,477	3,305	3.16%	390,356	2,501	2.56%	383,938	2,444	2.54%	384,969	2,447	2.54%	402,265	2,609	2.59%
Federal funds sold	5,878	33	2.25%	7,250	32	1.77%	5,008	21	1.63%	4,978	18	1.45%	4,441	15	1.32%
Interest bearing deposits in other banks	208,001	1,364	2.62%	250,349	1,279	2.04%	201,281	912	1.79%	132,940	514	1.55%	94,394	314	1.30%
Other investments	16,573	177	4.27%	15,640	106	2.71%	14,924	91	2.45%	12,721	87	2.74%	12,201	85	2.79%
Loans	944,546	14,536	6.16%	1,020,834	14,590	5.72%	1,109,371	15,344	5.55%	1,159,671	16,015	5.60%	1,238,846	18,026	5.77%
Total interest earning assets	1,593,475	19,415	4.87%	1,684,429	18,508	4.40%	1,714,522	18,812	4.39%	1,695,279	19,081	4.56%	1,752,147	21,049	4.81%
Non-interest earning assets	198,515			146,405			146,384			164,791			155,588
Total assets	$1,791,990			$1,830,834			$1,860,906			$1,860,070			$1,907,735
Interest-bearing liabilities:
Deposits	$1,066,322	$1,670	0.63%	$1,083,404	$1,602	0.59%	$1,087,746	$1,409	0.52%	$1,071,484	$1,238	0.47%	$1,085,349	$1,097	0.40%
Repurchase agreements	13,031	17	0.52%	14,641	16	0.44%	26,230	25	0.39%	40,115	40	0.40%	54,799	66	0.48%
FHLB advances	27,500	135	1.96%	29,139	81	1.11%	37,514	120	1.28%	38,741	129	1.33%	40,281	122	1.21%
Junior subordinated debentures	22,167	275	4.96%	22,167	271	4.89%	22,167	260	4.63%	22,167	220	3.97%	22,167	198	3.50%
Total interest bearing liabilities	1,129,020	2,097	0.74%	1,149,351	1,970	0.69%	1,173,657	1,814	0.62%	1,172,507	1,627	0.57%	1,202,596	1,483	0.49%
Non-interest bearing liabilities	419,202			431,486			435,971			447,460			435,766
Shareholders' equity	243,768			249,997			251,278			255,170			269,373
Total liabilities and shareholders' equity	1,791,990			1,830,834			1,860,906			1,875,137			1,907,735
Net interest income (TE) and spread		$17,318	4.13%		$16,538	3.71%		$16,998	3.77%		$17,454	3.99%		$19,566	4.32%
Net interest margin			4.35%			3.93%			3.97%			4.12%			4.47%
(*) Reflects taxable equivalent adjustments using the federal statutory tax rate of 21% and 35% (4Q17) in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amount to $75,000 for 4Q18 $72,000 for 3Q18, $74,000 for 2Q18, $84,000 for 1Q18, and $94,000 for 4Q17.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Yearly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Year Ended			Year Ended
	December 31, 2018			December 31, 2017

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Taxable securities	$354,153	$9,246	2.61%	$372,523	$9,180	2.46%
Tax-exempt securities (*)	45,117	1,451	3.22%	56,569	2,283	4.04%
Total investment securities	399,270	10,697	2.68%	429,092	11,463	2.67%
Federal funds sold	5,785	104	1.80%	3,979	43	1.08%
Time and interest bearing deposits in other banks	197,329	4,069	2.06%	71,754	854	1.19%
Other investments	15,466	461	2.98%	11,790	340	2.88%
Loans	1,058,379	60,485	5.71%	1,255,488	68,708	5.47%
Total interest earning assets	1,676,229	75,816	4.52%	1,772,103	81,408	4.59%
Non-interest earning assets	159,409			157,435
Total assets	$1,835,638			$1,929,538
Interest-bearing liabilities:
Deposits	$1,075,302	$5,919	0.55%	$1,121,004	$4,099	0.37%
Repurchase agreements	23,406	98	0.42%	78,347	685	0.87%
FHLB advances	33,182	466	1.40%	30,691	412	1.34%
Junior subordinated debentures	22,167	1,025	4.62%	22,167	830	3.74%
Total interest bearing liabilities	1,154,057	7,508	0.65%	1,252,209	6,026	0.48%
Non-interest bearing liabilities	431,559			431,326
Shareholders' equity	250,022			246,003
Total liabilities and shareholders' equity	1,835,638			1,929,538
Net interest income (TE) and spread		$68,308	3.87%		$75,382	4.11%
Net interest margin			4.08%			4.25%
(*) Reflects taxable equivalent adjustments using the federal statutory tax rate of 21% and 35% (2017) in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amount to $305,000 for 2018 $785,000 for 2017.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
TANGIBLE BOOK VALUE PER COMMON SHARE

Total shareholders' equity	$221,990	$241,451	$248,672	$250,837	$254,015
Less:
Preferred common shareholders' equity	$40,972	$40,972	$40,987	$40,987	$40,987
Total common shareholders' equity	181,018	200,479	207,685	209,850	213,028

Less:
Goodwill	$42,171	$42,171	$42,171	$42,171	$42,171
Other intangible assets	$2,409	$2,685	$2,962	$3,238	$3,515
Total tangible common shareholders' equity	$136,438	$155,623	$162,552	$164,441	$167,342

Period end number of shares	$16,641,017	$16,641,105	$16,619,894	$16,621,811	$16,548,829
Book value per share (period end)	$10.88	$12.05	$12.50	$12.62	$12.87
Tangible book value per share (period end)	$8.20	$9.35	$9.78	$9.89	$10.11

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Adjusted Net Income	2018	2018	2018	2017	2017	2018	2017
Net (loss) income available to common shareholders'	$(23,119)	$(5,708)	$(1,479)	$(450)	$(11,314)	$(30,756)	$(15,003)
Adjustment items:
Regulatory remediation costs	4,970	5,502	5,323	3,926	1,772	19,721	2,628
Loans held for sale expense	—	4	20	963	6,030	987	6,030
Severance and retention expenses	—	—	—	—	171	—	1,512
Branch closure expenses	—	—	—	145	—	—	1,368
Discount accretion acceleration	726	—	—	—	—	726	—
Tax effect of adjustments	(1,196)	(1,156)	(1,122)	(1,057)	(2,762)	(4,531)	(4,038)
After tax adjustment items	4,500	4,350	4,221	3,977	5,211	16,903	7,500
Tax expense adjustment items:
Attributable to valuation allowance on deferred tax	7,685	—	—	—	—	7,685	—
Attributable to remeasurement of deferred taxes at reduced federal corporate tax rate	—	—	—	—	3,595	—	3,595
Adjusted net (loss) income	$(10,934)	$(1,358)	$2,742	$3,527	$(2,508)	$(6,168)	$(3,908)

Weighted average number of shares - diluted	16,640,174	16,557,664	16,525,571	16,495,438	16,460,124	16,617,820	14,107,373
Net income (loss) per diluted share	$(1.39)	$(0.34)	$(0.09)	$(0.03)	$(0.69)	$(1.85)	$(1.06)
Adjusted net income (loss) per diluted share	$(0.66)	$(0.08)	$0.17	$0.21	$(0.15)	$(0.37)	$(0.28)

Average assets	$1,791,990	$1,830,834	$1,860,906	$1,860,070	$1,907,735	$1,835,638	$1,929,538
Return on average assets	(5.16)%	(1.25)%	(0.32)%	(0.10)%	(2.37)%	(1.68)%	(0.78)%
Adjusted return on average assets	(2.44)%	(0.30)%	0.59%	0.76%	(0.17)%	(0.34)%	(0.20)%

Average common equity	$202,796	$209,010	$210,291	$214,183	$228,386	$206,825	$246,003
Average tangible common equity	$158,083	$164,020	$165,024	$168,629	$182,568	$161,697	$147,998
Adjusted return on average common equity	(21.57)%	(2.60)%	5.22%	6.59%	(1.40)%	(2.98)%	(1.59)%
Adjusted return on average tangible common equity	(27.67)%	(3.31)%	6.65%	8.37%	(1.75)%	(3.81)%	(2.64)%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

	Three Months Ended					Twelve Months Ended
	December	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
ADJUSTED EFFICIENCY RATIO (TE)	2018	2018	2018	2018	2017	2018	2017
Adjusted Noninterest Expense
Total Noninterest Expense	$24,693	$23,527	$22,273	$21,873	$25,944	$92,366	$80,537
Adjustment items:
Regulatory remediation costs	$(4,970)	$(5,502)	$(5,323)	$(3,926)	$(1,772)	$(19,721)	$(2,628)
Loans held for sale expense		4	(20)	(963)	(6,819)	(979)	(6,030)
Severance and retention expenses	—	—	—	—	(171)	—	(1,512)
Discontinued Branch project expenses	—	—	—	—	—	—	(465)
Branch closure expenses	—	—	—	(145)	—	(145)	(903)
Adjusted noninterest expense	$19,723	$18,029	$16,930	$16,839	$17,182	$71,521	$68,999

Total Revenue
Net interest income	$17,243	$16,466	$16,925	$17,370	$19,472	$68,003	$74,597
Noninterest income	$4,751	$5,090	$4,882	$4,829	$6,028	$19,552	$21,781
Total Revenue	21,994	21,556	21,807	22,199	25,500	87,555	96,378

Adjusted Total Revenue
Net interest income (TE)	17,318	16,538	16,998	17,454	19,566	68,308	75,382
Noninterest income	4,751	5,090	4,882	4,829	6,028	19,552	21,781
Total Revenue (TE)	22,069	21,628	21,880	22,283	25,594	87,860	97,163
Adjustment items
Gain on sale of securities	—	—	—	—	—	—	(347)
Gain on sale of branches	—	—	—	—	(744)	—	(744)
Adjusted total revenue (TE)	22,069	21,628	21,880	22,283	24,850	87,860	96,072
Efficiency ratio (GAAP)	112.27%	109.14%	102.14%	98.53%	101.74%	105.49%	83.56%
Efficiency ratio (non-GAAP)	89.37%	83.36%	77.38%	75.57%	69.14%	81.40%	71.82%